Exhibit 99.1

FOR IMMEDIATE RELEASE ATTN: BUSINESS/FINANCIAL EDITORS
MEDIA CONTACT:
KATHLEEN CARDOZA
312-917-7813
KATHLEEN.CARDOZA@NUVEEN.COM
Nuveen Investments Announces Strategic Combination with FAF Advisors
Advisor of First American Funds to Join Nuveen Asset Management Affiliate
Chicago, IL, July 29, 2010 — Nuveen Investments, Inc., a leading global provider of investment services to institutions and high-net-worth investors, today announced that U.S. Bancorp will receive a 9.5% stake in Nuveen Investments and cash consideration in exchange for the long-term asset business of U.S. Bancorp’s FAF Advisors (FAF). FAF, which manages $25 billion of long-term assets and serves as the advisor of the First American Funds, will be combined with Nuveen Asset Management, which manages $75 billion in municipal fixed income assets and serves as advisor of the Nuveen funds. Upon completion of the transaction, Nuveen Investments, which currently manages $150 billion of assets across several high-quality affiliates, will manage a combined total of $175 billion in institutional and retail assets.
“We are combining two highly respected investment organizations and capabilities. The resulting business will bring together Nuveen Asset Management’s market-leading municipal bond expertise with FAF’s proven and distinct investment capabilities including taxable fixed income, real assets, equities and asset allocation,” said John Amboian, Chairman and CEO of Nuveen Investments. “The FAF investment teams joining Nuveen Asset Management will continue to follow their established investment processes under their current investment leaders. Additionally, and importantly, the combination will help scale and diversify Nuveen Investments’ mutual fund line up by building upon the successes of First American Funds and Nuveen Funds – both of which were featured recently among the top five fund families by Barron’s Magazine. This combination will provide us even more ways to meet the needs of investors who work with financial advisors and consultants.”
“Together the acquired FAF business and Nuveen Asset Management, which will operate under the name of Nuveen Asset Management with operations in Chicago and Minneapolis, will create a substantial affiliate within Nuveen Investments’ multi-boutique business model. We’re excited to bring into one business two strong investment platforms and to leverage the scaled distribution, marketing and service capabilities provided by both organizations,” said Tom Schreier, Chief Executive Officer of FAF. “We look forward to maintaining our strong partnership with U.S. Bank, particularly with its Wealth Management business, and we intend to strengthen even further our commitment to FAF’s current mutual fund, retirement and institutional clients.”
Tom Schreier will become Vice Chairman, Wealth Management, of Nuveen Investments and oversee the firm’s efforts to further scale and develop its wealth management platforms and to enhance related shared-service functions of Nuveen Investments. Bill Huffman, current co-head and Chief Operating Officer of Nuveen Asset Management, will become the President of the combined Nuveen Asset Management businesses, taking on responsibility for all business activities of Nuveen Asset Management and reporting to the Office of the Chairman of Nuveen Investments through Tom Schreier. Huffman and Schreier will work together to combine and leverage the respective strengths of FAF and Nuveen Asset Management. Products managed by the investment teams within Nuveen Asset Management will be offered under the Nuveen brand name and possibly, for legacy First American Funds, the Nuveen FAF brand name.
The combination of FAF with Nuveen Asset Management will further enhance the multi-boutique model of Nuveen Investments which also includes the highly respected investment boutiques of NWQ Investment Management, Santa Barbara Asset Management, Symphony Asset Management, Tradewinds Global Investors, Winslow Capital and Nuveen HydePark.
The transaction is expected to close later this year, subject to customary conditions. Nuveen was advised by Bank of America Merrill Lynch.
Conference Call
Nuveen Investments will host a conference call at 10:00 a.m. Central Time today to discuss this announcement. The conference call can be accessed via audio webcast on the Investor Relations page of our website, www.nuveen.com, or by dialing 866-658-3991 (U.S. callers) or 973-935-8714 (non-U.S. callers) and entering access code 1473848. There will be no Q&A during the call. Slides to accompany the conference call will be available on the Investor Relations page of our website. A replay will be available on the website or by dialing 888-266-2081 and entering access code 1473848. The replay will be available through Thursday, August 12, 2010.
About FAF Advisors
FAF Advisors, Inc., a registered investment advisor, is a U.S. asset-management firm with more than $86 billion under management/administration in equity, fixed income, specialty and cash investment strategies, as of June 30, 2010. Headquartered in Minneapolis, FAF Advisors has more than 300 employees, and its portfolio managers average more than 20 years of industry experience. FAF Advisors, Inc., serves as the investment advisor to First American Funds. First American Funds are distributed by Quasar Distributors, LLC, an affiliate of the investment advisor. FAF Advisors, Inc. is a subsidiary of U.S. Bank National Association. U.S. Bank is not responsible for and does not guarantee the products, services, or performance of its affiliates and third parties.
About U.S. Bancorp
U.S. Bancorp, with $283 billion in assets as of June 30, 2010, is the parent company of U.S. Bank, the fifth largest commercial bank in the United States. The company operates 3,002 banking offices in 24 states and 5,309 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.
About Nuveen Investments
Nuveen Investments provides high quality investment services designed to help secure the long-term goals of institutions and high net worth investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets its growing range of specialized investment solutions under the high-quality brands of NWQ, Nuveen, Santa Barbara, Symphony, Tradewinds, Winslow Capital and Nuveen HydePark. In total, the Company managed $150 billion of assets on June 30, 2010.
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Certain statements made by the Company in this release are forward-looking statements. The Company’s actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition in the investment management business, including competition for access to brokerage firms’ retail distribution systems, the Company’s reliance on revenues from investment management contracts which renew annually, regulatory developments, accounting pronouncements, and other additional risks and uncertainties as set forth in the Company’s filings with the SEC. The Company undertakes no responsibility to update publicly or revise any forward-looking statements.

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